Exhibit 5.1

OPINION OF COUNSEL AND CONSENT

December 7, 2010

Board of Directors
Empire Global Gaming, Inc.
555 Woodside Avenue
Bellport, New York 11713

Gentlemen:

The undersigned is counsel for Empire Global Gaming, Inc.  I have been requested to render an opinion as to whether the 10,000,000 shares of common stock of Empire Global Gaming, Inc. proposed to be sold pursuant to Empire Global Gaming, Inc.’s Registration Statement on Form S-1 will be legally issued in accordance with the laws of the State of Nevada.  It is my opinion that:

Empire Global Gaming, Inc. is a corporation duly organized, validly existing and in good standing and is qualified to do business in each jurisdiction in which such qualification is required.

That the shares of common stock to be issued by Empire Global Gaming, Inc. have been reserved and have been duly and properly approved by Empire Global Gaming, Inc’s board of directors.

That the shares of common stock will be fully paid, legally issued, are non-assessable when issued, and will be a valid and binding obligation of the corporation in accordance with the laws of the State of Nevada.

I hereby consent to the use of this opinion in Empire Global Gaming, Inc’s Registration Statement on Form S-1.

Very truly yours,

/s/ Henry Casden
HENRY CASDEN